Exhibit 10.12

THE DOLAN COMPANY

2007 INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK AWARD

THE DOLAN COMPANY, a Delaware corporation (the “Company”), hereby grants to the director (the “Grantee”) of the Company to whom the Shares (as defined below) are granted under The Dolan Company 2007 Incentive Compensation Plan (the “Plan”) an Award of the Granted Amount of shares of Restricted Stock (the “Shares”) on the Grant Date (the “Award Date”), pursuant to and evidencing the grant thereof by the Committee all in accordance with and subject to the following terms and conditions.

1. Restrictions. Subject to Paragraphs 5 and 9 below, the restrictions set forth in Paragraph 4 (the “Restrictions”) on twenty-five percent (25%) of the Shares shall lapse and such Shares shall become vested and non-forfeitable commencing on the Award Date and each year anniversary thereafter (each anniversary, a “Vesting Date”) until the third anniversary of the Award Date, at which time one hundred percent (100%) of the Shares shall be fully vested and non-forfeitable, provided that the Grantee remains a director of, or in the service of, the Company during the entire period (the “Restriction Period”), commencing on the Award Date and ending on the applicable Vesting Date, such that:

a.	On the Award Date, the Restrictions on 25% of the Shares shall lapse and 25% of the total number of Shares shall be vested and non-forfeitable;

b.	On the first anniversary of the Award Date, the Restrictions on an additional 25% of the Shares shall lapse and 50% of the total number of Shares shall be vested and non-forfeitable;

c.	On the second anniversary of the Award Date, the Restrictions on an additional 25% of the Shares shall lapse and 75% of the total number of Shares shall be vested and non-forfeitable; and

d.	On the third anniversary of the Award Date, the Restrictions on an additional 25% of the Shares shall lapse and 100% of the total number of Shares shall be vested and non-forfeitable.

2. Voting and Dividend Rights. Upon issuance of the certificate or certificates for the Shares (or electronic issuance of the Shares to a restricted stock book entry account maintained by the Company’s transfer agent) in the name of the Grantee, the Grantee shall thereupon be a stockholder with respect to all the Shares represented by such certificate or certificates (or book entry account) and, subject to the Restrictions shall have the rights of a stockholder with respect to such Shares, including the right to vote such Shares and to receive all dividends and other distributions paid with respect to such Shares.

3. Escrow. Upon issuance, the certificates for the Shares shall be held in escrow by the Company (or restricted stock book entry accounts for electronic issuances of the Shares shall be maintained by the Company’s transfer agent) until, and to the extent, the Shares shall cease to be Restricted Stock because such Shares have become non-forfeitable and vested hereunder, and the Grantee shall own such vested and non-forfeitable Shares free of all Restrictions otherwise imposed by this Agreement in accordance with Paragraph 1. Shares of Restricted Stock, together with any assets or securities held in escrow hereunder, shall be (i) surrendered to the Company for cancellation upon forfeiture, if any, of such Shares of Restricted Stock by the Grantee hereunder or (ii) subject to the provisions of Paragraph 1, released to the Grantee to the extent the Shares are no longer subject to any of the Restrictions otherwise imposed by this Agreement.

4. Transfer Restrictions; Forfeitures. The Award and the Shares (until they become unrestricted pursuant to the terms hereof) are non-transferable and may not be assigned, pledged or hypothecated and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, the Award shall immediately become null and void and the Shares shall be forfeited.

5. Termination of Service. In the event the Grantee incurs a Termination of Service for any reason, the Grantee will have such rights with respect to the Shares as are provided for in the Plan, as supplemented by the non-employee director compensation plan with respect to Termination of Service after five years of service (except removal for cause).

6. Taxes. In general, as Shares vest and the restrictions lapse, the Grantee receives ordinary income equal to the fair market value of the vested Shares as of the date of vesting, unless the Grantee elects within 30 days of the Award Date, to include in his or her gross income for the year in which the Award Date occurs, the fair market value of the Shares at the Award Date (an “83(b) election”). A Grantee should consult his or her own tax advisor for information concerning the tax consequences of the grant of an Award or lapse of restrictions with respect to the Shares. If the Grantee would like to execute an 83(b) election in connection with this Award, such Grantee should contact the Human Resources Department immediately.

7. Withholding Taxes. No later than the date as of which an amount first becomes includible in the gross income of the Grantee for Federal income tax purposes with respect to any Award under the Plan, the Grantee shall make arrangements regarding the payment of any Federal, state, local or foreign taxes of any kind required by law, with respect to such amount, in accordance with Section 17 of the Plan. The obligations of the Company under the Plan shall be conditional on such arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Grantee if required. A Grantee should consult his or her own tax advisor for more information concerning the tax consequences of the grant of an Award.

8. Death of Grantee. In the event of the death of the Grantee, the Shares shall be registered in the name of the Beneficiary designated by the Grantee according to the terms of the Plan. In the event that no Beneficiary has been designated, the Shares shall be registered in the name of the estate of the Grantee.

9. Change in Control. Upon a Change in Control, the Grantee will have such rights with respect to the Shares as are provided for in the Plan.

10. Effect of Amendment of Plan. No discontinuation, modification, or amendment of the Plan may, without the express written consent of the Grantee, adversely affect the rights of the Grantee under this Award, except as expressly provided under the Plan.

This Agreement may be amended as provided under the Plan, but except as provided thereunder any such amendment shall not adversely affect Grantee’s rights hereunder without Grantee’s consent.

11. No Limitation on Rights of the Company. The grant of this Award shall not in any way affect the right or power of the Company to make adjustments, reclassifications, or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell, or transfer all or any part of its business or assets.

12. Compliance with Applicable Law. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates for Shares, unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority, and the requirements of any exchange upon which Shares are traded. The Company may require, as a condition of the issuance and delivery of such certificates and in order to ensure compliance with such laws, regulations, and requirements, that the Grantees make such covenants, agreements, and representations as the Company, in its sole discretion, considers necessary or desirable.

13. Agreement Not a Contract of Employment or Other Relationship. This Agreement is not a contract of employment, and the terms of employment of the Grantee or other relationship of the Grantee with the Company shall not be affected in any way by this Agreement except as specifically provided herein. The execution of this Agreement shall not be construed as conferring any legal rights upon the Grantee for a continuation of an employment or other relationship with the Company, nor shall it interfere with the right of the Company to discharge the Grantee and to treat him or her without regard to the effect which such treatment might have upon him or her as a Grantee.

14. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or sent by certified, registered, or express mail, postage prepaid, return receipt requested, or by a reputable overnight delivery service. Any such notice shall be deemed given when received by the intended recipient.

15. Governing Law. Except to the extent preempted by Federal law, this Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware without regard to the principles thereof relating to the conflicts of laws.

16. Receipt of Plan. The Grantee acknowledges receipt of a copy of the Plan, and represents that the Grantee is familiar with the terms and provisions thereof, and hereby accepts this Award subject to all the terms and provisions of this Agreement and of the Plan. The Award is granted pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and the Award shall in all respects be interpreted in accordance with the Plan. The Committee shall interpret and construe the Plan and this Agreement, and its interpretation and determination shall be conclusive and binding upon the parties hereto and any other person claiming an interest hereunder, with respect to any issue arising hereunder or thereunder. The Company may, in its sole discretion, decide to deliver any documents related to the Shares of Restricted Stock by electronic means and Grantee hereby consents to receive such documents by electronic delivery.

17. Restrictive Covenants. In consideration of the premises, the mutual covenants of the Company and the Grantee hereinafter set forth and other good and valuable consideration, including, but not limited to, the continued employment of the Grantee and the granting of the Award, the receipt and sufficiency of which are hereby acknowledged, the Company and the Grantee agree as follows

(a) Confidential Information. Other than in the performance of his or her duties hereunder, while employed by the Company and thereafter, Grantee shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Board, furnish, make available or disclose to any third party or use for Grantee’s own benefit or the benefit of any third party, any Confidential Information. As used herein, “Confidential Information” shall mean any information relating to the business or affairs of the Company, including, but not limited to, the Company’s products, servicing methods, development plans, costs, finances, marketing plans, equipment configurations, data, data bases, access or security codes or procedures, business opportunities, names of customers, research and development, inventions, algorithms, know-how and ideas, and other proprietary information used by the Company in connection with its business; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes generally known in the industry other than as a result of Grantee’s breach of the covenant contained in this Paragraph 17(a) or the disclosure of which may be required by law or in a judicial or administrative proceeding. Grantee acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Company.

(b) Non-Competition and Interference with Relationships. During service and for a period of twelve (12) months following the Termination of Service (as such term is defined in the Plan) of the Grantee (the “Restricted Term”), Grantee shall not, directly or indirectly, alone or in combination with any other firm, partnership, company, corporation, person, or entity:

(1) (i) engage in, participate in or otherwise assist (whether as an owner, officer, partner, principal, joint venturer, shareholder, director, member, manager, investor, employee, agent, independent contractor, consultant or otherwise) any other person, entity or business (a “Competitor”) engaged in or planning to engage in the Business of the Company (as defined below) or any Law Firm Competitor (as defined below) in any State of the United States of America or in any foreign country in which the Company or an affiliate or subsidiary of the Company is conducting such Business of the Company as of the date of the Termination of Service (the “Restricted Territory”), unless (x) at the time of the proposed action by Grantee, the revenues of any such Competitor from a Business of the Company for the preceding fiscal year of such Competitor constituted less than fifteen percent (15%) of the total revenues of such Competitor for such fiscal year, or (y) the sole action of Grantee with respect to a Competitor that is a publicly traded company consists of acquiring not more than 1% of the outstanding shares of any class of securities of such Competitor; or (ii) solicit or encourage any customer or partner of the Company or its affiliates (determined as of the date of the Termination of Service) with which Grantee had a business relationship during Grantee’s employment with the Company, to terminate or otherwise alter his, her or its relationship with the Company; or

(2) employ, retain or solicit or attempt to solicit for employment or retention as an independent contractor, or otherwise attempt to hire or assist in the hiring of (or assist any other person or entity to take any such action regarding), any individual employed or engaged by the Company during the Restricted Term; or encourage, induce, or persuade any such person to terminate his or her employment or other relationship with the Company.

For purposes hereof, “Business of the Company” means (i) the “court and commercial” newspaper and/or “business journal” publishing business, or (ii) the business of providing mortgage default processing services and/or appellate services to the legal profession or (iii) any additional business in which the Company becomes engaged or has actively and substantially implemented plans to become engaged as of the date of the Termination of Service; provided that in the event any of the foregoing businesses are sold or are discontinued during the Restricted Period, the “Business of the Company” shall cease to include such sold or discontinued business as of the date of sale or discontinuation; provided further that if the Company becomes re-engaged or implements plans to become re-engaged in any such sold or discontinued business, the “Business of the Company” shall again include such business.

For purposes hereof, a “Law Firm Competitor” means any law firm that holds itself out the public as engaging primarily in the practice of mortgage defaults, bankruptcy, credit and collection or as providing other similar legal services.

(c) Non-Disparagement. While employed by the Company and thereafter, Grantee shall not make any statements or representations, or otherwise communicate, directly or indirectly, in writing, orally or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company (including any of the Company’s subsidiaries, other affiliates, officers, directors, employees, partners or stockholders); provided that nothing in this Paragraph 17(c) shall preclude Grantee from making truthful statements or disclosures that are required by applicable law, regulation or legal process.

(d) Severability. If any court of competent jurisdiction at any time deems the Restricted Term unreasonably lengthy, or the Restricted Territory unreasonably extensive, or any of the covenants set forth in Paragraph 17 not fully enforceable, the other provisions of Paragraph 17, and this Agreement in general, will nevertheless stand and to the fullest extent consistent with law continue in full force and effect, and it is the intention and desire of the parties that the court treat any provisions of Paragraph 17 which are not fully enforceable as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent (for example, that the Restricted Term be deemed to be the longest period permissible by law, but not in excess of the length provided for in Paragraph 17(b), and the Restricted Territory be deemed to comprise the largest territory permissible by law under the circumstances, but not in excess of the territory provided for in Paragraph 17(b)).

(e) Remedies. Without waiving or otherwise limiting any rights or remedies which may be available to the Company at law, in equity or otherwise, in the event that the Committee determines Grantee has breached any of the restrictive covenants set forth in this Paragraph 17 or any other restrictive covenant regarding engaging in competitive activities, the solicitation of customers, partners or employees, making disparaging remarks regarding the Company or the disclosure or use of confidential information set forth in an agreement by and between Grantee and the Company, including, but not limited to, any employment agreement, equity award agreement or restrictive covenant agreement, then (1) Grantee shall immediately forfeit any Shares owned by Grantee, and (2) the Company shall be entitled to a payment from Grantee equal to the total consideration received by Grantee in connection with the sale, disposition, or transfer of any Shares previously owned by Grantee; provided, however, if Grantee disposes or otherwise transfers ownership of any Shares for less than fair value consideration in exchange for such disposition or transfer (for example, a transfer for estate planning purposes), then the Company shall be entitled to payment from Grantee equal to the Fair Market Value of the Shares, as measured on the date on which such Shares were disposed or transferred.

(f) No Conflict. This Section 17 shall be read and interpreted in conjunction with any other restrictive covenant, noncompetition or other similar agreements to which the Grantee has executed in favor of the Company, as if all such agreements were one instrument. To the extent the terms of this Section 17 and any such other agreement(s) conflict, this Section 17 and any such other agreement shall be construed in favor of the Company with the most restrictive terms surviving, subject to any severability provision contained in this Section 17 or such agreements.

18. Stock Power/Power of Attorney. In the event a condition occurs under which the Grantee forfeits the Shares or any portion thereof, the Grantee grants the chief executive officer or chief financial officer or either of them an irrevocable power of attorney to execute and deliver to the stock transfer agent, in the name of Grantee, any stock powers or other transfer documents that the stock transfer agent may require in its discretion to transfer such Shares to the Company as a result of such forfeiture.

19. Other Terms and Conditions. The foregoing does not modify or amend any terms of the Plan. To the extent any provisions of the Agreement are inconsistent or in conflict with any terms or provisions of the Plan, the Plan shall govern.

20. Definitions. “Express Desktop” shall mean the system which allows the Grantee to accept this award and agree to the terms and conditions of this Agreement electronically. Further, all other capitalized terms used, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Express Desktop system or the Plan, as applicable. “Company” shall mean The Dolan Company and its subsidiaries and affiliates.

IN WITNESS WHEREOF, this Agreement has been duly executed for all purposes as of the date the Grantee has acknowledged this Grant by clicking “I accept this grant” at www.wealthviews.com.

The Dolan Company

By:
Name:	James P. Dolan
Title:	President and CEO

Grantee

By clicking “I accept this grant” in the Express Desktop at www.wealthviews.com in connection with this Agreement, the Grantee acknowledges this Grant and agrees to be bound by all terms and conditions of this Agreement, including the restrictive covenants set forth in Section 17 and the power of attorney granted to the Company in Section 18, and the Plan.